Exhibit 10.1
July 24, 2009
Lorna Heynike
Dear Lorna:
Congratulations on your new position as Senior Vice President, Marketing, effective immediately reporting to Leslie Stretch, President and Chief Executive Officer.
Your starting salary will be $210,000.00 per year, which equals $17,500 per month, subject to periodic review. In addition, you will be eligible to participate in an annual executive incentive compensation plan of 55% of your base salary which may be over or under achieved based upon Company performance and your ability to meet your objectives under the plan. As a further incentive, we will recommend to the Board of Directors (or an applicable Subcommittee) that you be granted an non-qualified option to purchase 100,000 shares of Callidus Software Inc. common stock subject to the terms and conditions of the Company’s stock plan, and the Company’s policies and procedures. Such Option shall be granted effective as of the last business day of the month in which you commence your employment with the Company (“Grant Date”) and shall vest over a period of four (4) years with 25% of the shares vesting one (1) year after the Grant Date and the remaining 75% of the shares vesting in equal monthly installments thereafter over the remaining three (3) years, subject to your continued employment with the Company. In addition, we will recommend to the Board of Directors that you be awarded 20,000 shares of restricted stock units, subject to the terms and conditions of the Company’s stock plan and the Company’s policies and procedures. Such RSU shall be awarded effective on the last business day of July (the “Award Date”) and such RSU shall vest over a period of three (3) years with 33.33% of the shares vesting one (1) year after the Award Date and the remaining 66.67% of the shares vesting in standard quarterly installments over the remaining two (2) years thereafter subject to your continued employment with the Company.
As a new member of executive management, we will also recommend to the Board that you be classified as a Section 16 officer of Callidus, and that you should therefore be granted benefits in connection with a corporate change of control and indemnification in the case of litigation. Copies of our Board approved Change of Control Agreement and Indemnification Agreement are included for your review and execution. You will need to execute and return these agreements to me for them to become effective.
As a regular, full-time employee, you are eligible to participate in Callidus’ benefits programs, including medical, vision, and dental insurance, and 401(k) and ESPP plans, as set forth in our Callidus Benefits Guidebook. Our standard policy requires that you have a reasonably clean driving record and credit history and that we successfully complete a background check. This offer is also contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement (“Invention Agreement”).
The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause.

Offer Letter — Senior Vice President Marketing

By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Should you be involuntarily terminated other than for cause at any time, you shall receive a 7- month base pay severance payment (lump sum) and payment of your applicable COBRA for 7 months, in return for signing a full release of rights.
Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
For purposes of federal immigration law, you will be required to provide to Callidus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Callidus, or our employment relationship with you may be terminated for cause. The Company’s standard policy also requires that you participate in our direct deposit payroll program.
Congratulations on your new position at Callidus and welcome to the Executive Team!
Sincerely,

/s/ Leslie Stretch
Leslie Stretch
President and Chief Executive Officer Callidus Software Inc.

I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Lorna Heynike	July 25, 2009

Signature of Lorna Heynike	Date